SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
FEDERATED PREMIER INTERMEDIATE MUNICIPAL INCOME FUND

An Annual Meeting of Fund shareholders (Common Shares and Preferred Shares) was held on September 11, 2015. On June 30, 2015, the record date for shareholders voting at the meeting, there were 6,984,767 total outstanding shares. The following items were considered by shareholders and the results of their voting are listed below. Unless otherwise noted, each matter was approved.

ELECTION OF TWO CLASS III TRUSTEES - COMMON SHARES AND PREFERRED SHARES:

1. John W. McGonigle

              Withheld
              Authority
For           to Vote

5,642,800     414,972

2. Charles F. Mansfield, Jr.

             Withheld
             Authority
For          to Vote

5,637,426    420,346

An Annual Meeting of Fund shareholders (Preferred Shares) was held on September 11, 2015. On June 30, 2015, the record date for shareholders voting at the meeting, there were 2,443 total outstanding shares. The following item was considered by shareholders and the results of their voting are listed below. Unless otherwise noted, each matter was approved.

ELECTION OF TWO TRUSTEES - PREFERRED SHARES ONLY:

1. Peter E. Madden

            Withheld
            Authority
For         to Vote

1,866         17

2. John S. Walsh

           Withheld
           Authority
For        to Vote

1,866       17

The following Trustees of the Fund continued their terms as Trustees of the Fund: J. Christopher Donahue, John T. Collins, Maureen Lally-Green, Thomas M. O'Neill and P. Jerome Richey.


The Definitive Proxy Statement for this Annual Meeting was filed with the Securities and Exchange Commission on July 20, 2015, and is incorporated by reference. (File No. 811-21249)